UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2007

Keystone Automotive Operations, Inc.

(Exact Name of Registrant As Specified In Charter)

Pennsylvania	333-112252	23-2950980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Tunkhannock Avenue

Exeter, Pennsylvania 18643

(Address of Principal Executive Offices, including Zip Code)

(800) 233-8321

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 12, 2007, Keystone Automotive Operations, Inc (the “Company”) entered into (i) a Term Credit Agreement (the “Term Loan”) by and between the Company as borrower, Keystone Automotive Holdings, Inc., the Company’s parent (“Holdings”), the Lenders party thereto, Bank of America, N.A. as Administrative Agent, Syndication Agent and Documentation Agent, and the other parties named therein, and (ii) a Revolving Credit Agreement (the “Revolver” and together with the Term Loan, the “Agreements”) by and between the Company as borrower, Holdings, the Lenders party thereto, Bank of America, N.A. as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender, and the other parties named therein. The Agreements effect a refinancing and replacement of the Company’s existing credit agreement dated October 30, 2003, in order to provide the Company with greater operational flexibility and liquidity to meet its growth and operational goals. Capitalized terms used herein and not otherwise defined have the meanings given them in the applicable Agreement.

The Term Loan is a secured $200.0 million facility (with an option to increase by an additional $25.0 million) guaranteed by Holdings and each domestic subsidiary of the Company which matures on the fifth anniversary of the date of execution. The Term Loan is secured by a first priority security interest in all machinery and equipment, real estate, intangibles and stock of the subsidiaries of the Company and Guarantors and a second priority security interest in the Company’s receivables and inventory.

The Revolver is an asset-based facility with a commitment amount of $125.0 million (with an option to increase by an additional $25.0 million), $5.0 million of which was drawn at closing. The Revolver will mature on the fifth anniversary of the date of execution. The Company’s obligations under the Revolver are secured by a first priority security interest in all of the Company’s receivables and inventory and a second priority security interest in the stock of its subsidiaries and all other assets of the Company and Guarantors.

The Agreements contain affirmative covenants regarding, among other things, the delivery of financial and other information to the lenders, maintenance of properties and insurance, and conduct of business. The Agreements also contain negative covenants that limit the ability of the Company and its subsidiaries to, among other things, create liens, dispose of all or substantially all of their properties, including merging with another entity, make investments and incur debt. The foregoing restrictions are subject to certain exceptions which are customary for facilities of this type. The Revolver includes a springing financial covenant based on availability, and there are no maintenance financial covenants under the Term Loan. Certain of the covenants in the Agreements are less restrictive than the corresponding covenants in the Company’s previous credit facility.

This brief description of the terms of the Agreements is qualified by reference in its entirety by reference to the full text of the Agreements which are attached hereto as Exhibits 10.25 and 10.26 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant

The information set forth under Item 1.01 regarding the entry into the Agreements is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.25	Term Credit Agreement dated as of January 12, 2007 among Keystone Automotive Holdings, Inc., Keystone Automotive Operations, Inc., as Borrower, the Lenders party thereto, Bank of America, N.A. as Administrative Agent, Syndication Agent and Documentation Agent, and the other parties named therein.
10.26	Revolving Credit Agreement dated as of January 12, 2007 among Keystone Automotive Holdings, Inc., Keystone Automotive Operations, Inc., as Borrower, the Lenders party thereto, Bank of America, N.A. as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender, and the other parties named therein.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Exeter, Pennsylvania on January 18, 2007.

Keystone Automotive Operations, Inc.
(Registrant)

By:	/s/ Edward H. Orzetti
Edward H. Orzetti
Chief Executive Officer and President

3